EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports First Quarter 2021 Financial Results and Provides Business Update

MIAMI, May 06, 2021 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the first quarter ended March 31, 2021 and provided a business update.

“Over a year after the initial global suspension of cruise voyages, we are pleased to have announced our Great Cruise Comeback program beginning with voyages originating from international ports. Our teams have worked tirelessly and enlisted the guidance of top public health officials and scientific experts to develop our robust, science-backed SailSAFETM health and safety program, which combines mandatory vaccination of all guests and crew with rigorous preventative measures including universal COVID-19 testing. With our SailSAFE program we believe we can provide a uniquely safe and healthy experience which exceeds all other vacation options available on land or at sea,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “As for the resumption of cruises from the U.S., we continue to engage in dialogue with the U.S. Centers for Disease Control and Prevention. Our team is working through the recently issued and modified technical guidance for which additional clarification is needed on how the incorporation of vaccine requirements impacts the Conditional Sail Order and our path forward.”

Health and Safety

The Company is committed to protecting the health and safety of its guests, crew and communities visited and has developed SailSAFE, a robust, science-backed health and safety program which creates multiple layers of protection against COVID-19. The SailSAFE health and safety program is informed by expert guidance from the Healthy Sail Panel (“HSP”) and the Company's SailSAFE Global Health and Wellness Council (“Council”). All initial voyages will operate with fully vaccinated guests and crew in addition to comprehensive SailSAFE protocols, which include universal COVID-19 testing prior to embarkation. These measures will be continuously refined as science, technology and the knowledge of COVID-19 evolves.

The Company also further extended its depth and breadth of experts with the formation of its SailSAFE Global Health and Wellness Council, comprised of six experts at the forefront of their fields and led by Chairman Dr. Scott Gottlieb, former Commissioner of the U.S. Food and Drug Administration and Co-Chair of the HSP. The Council’s work will complement the HSP initiative and will focus on the implementation, compliance with and continuous improvement of health and safety protocols across the Company’s operations. For more information including full biographies of the SailSAFE Global Health and Wellness Council please visit: SailSAFE Global Health and Wellness Council.

For more information on the Company’s SailSAFE health and safety program please visit: http://www.nclhltd.com/Health-and-Safety.

Resumption of Cruise Operations

On April 6, 2021, the Company unveiled its two-pronged plan for its long-awaited return to cruising within and outside the U.S. this summer. The Company has announced its phased cruise resumption for voyages embarking outside of the U.S. across its three brands, which include:

  Norwegian Cruise Line- Norwegian Cruise Line will initially offer seven-day cruises to the Greek Isles on Norwegian Jade from Athens (Piraeus), Greece beginning July 25, 2021, and seven-day Caribbean itineraries originating in Montego Bay, Jamaica beginning on August 7, 2021 on Norwegian Joy and from La Romana, Dominican Republic on Norwegian Gem beginning August 15, 2021. Beginning in September, Norwegian Cruise Line will offer voyages in the Mediterranean departing from Barcelona and Rome (Civitavecchia) on Norwegian Epic and Norwegian Getaway.
  Oceania Cruises- Oceania Cruises will restart cruise operations with Marina in August, resuming her originally published voyage schedule commencing on August 29, 2021 in Copenhagen.
  Regent Seven Seas Cruises- Regent Seven Seas Cruises will return to sailing with Seven Seas Splendor cruising from the U.K. beginning September 11, 2021. The voyage will also mark the resumption of Seven Seas Splendor’s inaugural season, with the ship having only completed two cruises with guests after being christened in February 2020.

In parallel, the Company submitted a proposal to the U.S. Centers for Disease Control and Prevention (“CDC”) on April 5, 2021, outlining its plan to restart cruising from U.S. ports beginning July 4th and requesting the CDC lift the Conditional Sail Order (“CSO”). The Company’s comprehensive plan is consistent with the CDC’s updated travel guidance for a fully vaccinated onboard population and includes the Company’s multi-layered SailSAFE health and safety program which extends well beyond the protocols of the travel, leisure and hospitality sectors, all of which have already reopened. The Company strongly believes that by requiring mandatory vaccinations for all guests and crew on initial voyages, in addition to comprehensive preventative protocols, the plan exceeds the intent of the CDC’s CSO and would accelerate the path to resume cruising while allowing for the CDC to reallocate resources to competing public health priorities. The Company remains actively engaged in discussions with the CDC regarding recently issued and modified technical guidelines and the incorporation of vaccines into the CSO. As valuable time goes by, given the lead time needed to stand up a ship and the need for an acceptable and definitive agreement with the CDC, a potential mid-summer restart from U.S. ports could be in jeopardy.

Booking Environment and Outlook

Bookings have been strong for future periods resulting in an elongated booking window as guests book further into the future, despite reduced sales and marketing investments and a travel agency industry that has not been at full strength for months. During the first quarter 2021, overall bookings, net of cancellations, were more than double the volumes during the prior quarter.

2022 booking and pricing trends are very positive driven by strong pent up demand. The Company is experiencing robust future demand across all brands with the overall cumulative booked position for the first half of 2022 meaningfully ahead of 2019’s record levels with pricing higher when excluding the dilutive impact of future cruise credits (“FCCs”).

As of March 31, 2021, the Company had $1.3 billion of advance ticket sales, including the long-term portion of advance ticket sales, which includes approximately $0.85 billion of FCCs.

Liquidity and Financial Action Plan

The Company continues to take proactive measures on its financial action plan to conserve cash, control operating and capital expenditures, improve its debt maturity profile and secure additional capital. As of March 31, 2021, the Company’s total debt position was $12.2 billion and the Company’s cash and cash equivalents was $3.5 billion.

The Company has taken the following additional actions to enhance its liquidity since December 31, 2020:

  Raised approximately $1.6 billion, net of underwriting fees, with an equity offering of approximately 53 million ordinary shares in March 2021. Approximately $1 billion of proceeds were used to repurchase the L Catterton exchangeable notes due 2026. This repurchase allowed the Company to reduce debt and future interest expense while generating incremental liquidity of approximately $530 million with limited additional dilution, as the vast majority of shares issued were already reserved for the L Catterton notes.
  Issued $1.1 billion of senior unsecured notes consisting of $575 million of 5.875% senior unsecured notes due 2026 (tack-on to $850 million offering in December 2020) and $525 million of 6.125% senior unsecured notes due 2028. Proceeds were used in part to fully repay the Norwegian Jewel and Pride of America credit facilities which were to mature in 2022 and generated approximately $650 million of incremental liquidity.
  Amended all export credit agency backed credit agreements to defer approximately $680 million of amortization payments through March 31, 2022 and secured covenant waivers and suspensions through December 31, 2022.
  Deferred certain newbuild-related payments of approximately €270 million through June 30, 2022.
  Amended Senior Secured Credit Facility to defer approximately $70 million of certain amortization payments due prior to June 30, 2022 and suspend the testing of certain financial covenants through December 31, 2022.

The Company's monthly average cash burn for the first quarter 2021 was in line with prior guidance at approximately $190 million, or approximately $170 million per month excluding previously disclosed non-recurring debt modification costs. The Company paid approximately $50 million of one-time debt deferral and modification costs and fees in the first quarter of 2021 as a result of successful debt deferrals and covenant waivers and suspensions, which combined with newbuild payment extensions, have resulted in approximately $1 billion of additional liquidity through the first quarter 2022.

For the second quarter of 2021, the Company expects the average cash burn rate to be approximately $190 million per month, as it prepares for a return to service this summer.

Cash burn rates include ongoing ship operating expenses, administrative operating expenses, interest expense, taxes, debt deferral fees and expected non-newbuild capital expenditures and exclude cash refunds of customer deposits as well as cash inflows from new and existing bookings, newbuild related capital expenditures and other working capital changes. Future cash burn rate estimates also exclude unforeseen expenses. The first quarter 2021 cash burn rate and second quarter 2021 estimate also reflect the deferral of debt amortization and newbuild related payments.

“We completed several strategic capital markets transactions in the quarter, raising over $1 billion of incremental liquidity and further extending our debt maturity profile. This included the opportunistic repurchase of the L Catterton senior exchangeable notes which allowed us to proactively manage our balance sheet, reduce debt and unlock additional value for our shareholders,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “As we prepare for our imminent resumption of cruising this summer, we will continue to balance our cash needs to maximize financial flexibility and position us well for an extended recovery period.”

First Quarter 2021 Results

GAAP net loss was $(1.4) billion or EPS of $(4.16) compared to net loss of $(1.9) billion or EPS of $(8.80) in the prior year. The Company reported Adjusted Net Loss of $(668.6) million or Adjusted EPS of $(2.03) in 2021 which included $701.6 million of adjustments primarily consisting of expenses related to losses on extinguishment and modifications of debt largely related to the repurchase of the L Catterton exchangeable notes. This compares to Adjusted Net Loss and Adjusted EPS of $(211.3) million and $(0.99), respectively, in 2020.

Revenue decreased to $3.1 million compared to $1.2 billion in 2020 due to the complete suspension of voyages in the quarter.

Total cruise operating expense decreased 79.8% in 2021 compared to 2020. In 2021, cruise operating expenses were primarily related to crew costs, including salaries, food and other travel costs, fuel, and other ongoing costs such as insurance and ship maintenance.

Fuel price per metric ton, net of hedges decreased to $590 from $614 in 2020. The Company reported fuel expense of $42.6 million in the period.

Interest expense, net was $824.4 million in 2021 compared to $68.9 million in 2020. The increase in interest expense reflects losses on extinguishment of debt and debt modification costs of $674.0 million primarily related to the repurchase of the L Catterton senior exchangeable notes, as well as additional debt outstanding at higher interest rates, partially offset by lower LIBOR.

Other income (expense), net was income of $27.2 million in 2021 compared to income of $5.8 million in 2020. In 2021, the income primarily related to gains on fuel swaps not designated as hedges of $22.0 million and foreign currency exchange.

2021 Outlook

As a result of the COVID-19 pandemic, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the second quarter ending June 30, 2021 and expects to report a net loss until the Company is able to resume regular voyages.

As of March 31, 2021, the Company had hedged approximately 61%, 37% and 15% of its total projected metric tons of fuel consumption for the remainder of 2021, 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2021	2022	2023
% of HFO Consumption Hedged[1]	30%	15%	0%
Average USGC Price / Barrel	$46.27	$48.36	N/A
% of MGO Consumption Hedged	86%[1]	55%	25%
Average Gasoil Price / Barrel	$81.45	$70.00	$67.45

(1)	These derivatives were de-designated for accounting purposes in the fourth quarter of 2020 and first quarter of 2021 but still represent economic hedges and may be re-designated in the future.

Anticipated total capital expenditures for second quarter 2021 are approximately $90 million which includes health and safety investments. The Company is not providing total capital expenditure guidance for full year 2021 or future years at this time given the uncertain and evolving current environment. However, after newbuild-related payment deferrals the Company’s anticipated expenditures related to ship construction contracts were $0.3 billion, $1.6 billion and $2.4 billion for the years ending December 31, 2021, 2022 and 2023, respectively. The Company has export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.2 billion, $0.8 billion and $1.8 billion for the years ending December 31, 2021, 2022 and 2023, respectively. The impacts of COVID-19 on the shipyards where the Company’s ships are under construction, or will be constructed, have resulted in some minor delays in ship deliveries, and the impact of COVID-19 could result in additional delays in ship deliveries in the future, which may be prolonged.

Interest Expense, net is expected to be approximately $150 million for the second quarter 2021 and approximately $600 million for full year 2021, excluding losses on extinguishment of debt and debt modification costs. Depreciation and Amortization is expected to be approximately $170 million for the second quarter 2021 and approximately $700 million for full year 2021.

Conference Call

The Company has scheduled a conference call for Thursday, May 6, 2021 at 10:30 a.m. Eastern Time to discuss first quarter 2021 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with nearly 60,000 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery through 2027, comprising approximately 24,000 berths.

About SailSAFE

Norwegian Cruise Line Holdings Ltd. established its SailSAFE health and safety program in response to the unique challenges of the COVID-19 global pandemic to protect guests, crew and communities visited. SailSAFE is a robust and comprehensive health and safety strategy with new and enhanced protocols to create multiple layers of protection against COVID-19. This science-backed plan for a safe and healthy return to cruising was developed in conjunction with a diverse group of globally recognized experts and will be continuously improved and refined using the best available science and technology.

About the Healthy Sail Panel

Norwegian Cruise Line Holdings Ltd. in collaboration with Royal Caribbean Group established the Healthy Sail Panel (“HSP”), a group of 11 leading experts to help inform the cruise industry in the development of new and enhanced cruise health and safety standards in response to the global COVID-19 pandemic. The HSP, co-chaired by Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration and Governor Mike Leavitt, former Secretary of the U.S. Department of Health and Human Services, consists of globally recognized experts from various disciplines, including public health, infectious disease, biosecurity, hospitality and maritime operations. The panel’s work, including detailed recommendations across five key areas of focus, is informing the Company’s health and safety protocols and has been widely shared with the cruise industry and open to any other industry that could benefit from the HSP’s scientific and medical insights.

About the SailSAFE Global Health and Wellness Council

The SailSAFE Global Health and Wellness Council (“Council”) was established by Norwegian Cruise Line Holdings Ltd. to provide expert advice on the implementation, compliance with and continuous improvement of the Company’s SailSAFE health and safety program. The Council will complement the work of the Healthy Sail Panel and continuously evaluate and identify ways to improve health and safety standards after cruise voyages resume, utilizing the best technologies and information available. The Council is cross-functional, diverse and extensively experienced, comprised of six experts at the forefront of their fields and led by Chairman of the Council, Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration.

Terminology

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Loss.   Net loss adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Senior Secured Credit Facility.  The credit agreement, originally dated as of May 24, 2013, as amended and restated on October 31, 2014, June 6, 2016, October 10, 2017, January 2, 2019 and May 8, 2020, and as further amended on January 29, 2021 and March 25, 2021, by and among NCL Corporation Ltd. and Voyager Vessel Company, LLC, as co-borrowers, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and various lenders and agents, providing for a senior secured credit facility consisting of (i) the $875.0 million senior secured revolving credit facility and (ii) the Term Loan A Facility.

Term Loan A Facility.  The senior secured term loan A facility having an outstanding principal amount of approximately $1.5 billion as of March 31, 2021.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings during the first three months of 2021, we did not have any Capacity Days in those periods. Accordingly, we have not presented herein per Capacity Day data for the three months ended March 31, 2021.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Loss and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS, may not be indicative of future adjustments or results. For example, for the three months ended March 31, 2020, we incurred $1.6 billion related to impairment losses. We included this as an adjustment in the reconciliation of Adjusted Net Loss since the expenses are not representative of our day-to-day operations however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our voluntary suspension, our ability to weather the impacts of the COVID-19 pandemic and the length of time we can withstand a suspension of voyages, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements.  Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; our ability to comply with the CDC’s Framework for Conditional Sailing Order and any additional or future regulatory restrictions on our operations and to otherwise develop enhanced health and safety protocols to adapt to the pandemic’s unique challenges once operations resume and to otherwise safely resume our operations when conditions allow; coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate or refinance our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the accuracy of any appraisals of our assets as a result of the impact of COVID-19 or otherwise; our success in reducing operating expenses and capital expenditures and the impact of any such reductions; our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; any further impairment of our trademarks, trade names or goodwill; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact

Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jessica John
(786) 913-2902

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020

Revenue
Passenger ticket	$166	$840,791
Onboard and other	2,934	406,091
Total revenue	3,100	1,246,882
Cruise operating expense
Commissions, transportation and other	9,033	332,368
Onboard and other	1,259	74,973
Payroll and related	82,138	247,147
Fuel	42,603	125,024
Food	6,308	49,216
Other	59,514	165,532
Total cruise operating expense	200,855	994,260
Other operating expense
Marketing, general and administrative	203,195	270,689
Depreciation and amortization	170,316	198,197
Impairment loss	-	1,607,797
Total other operating expense	373,511	2,076,683
Operating loss	(571,266)	(1,824,061)
Non-operating income (expense)
Interest expense, net	(824,441)	(68,907)
Other income (expense), net	27,243	5,823
Total non-operating income (expense)	(797,198)	(63,084)
Net loss before income taxes	(1,368,464)	(1,887,145)
Income tax benefit (expense)	(1,728)	6,173
Net loss	$(1,370,192)	$(1,880,972)

Weighted-average shares outstanding
Basic	329,377,207	213,630,798
Diluted	329,377,207	213,630,798

Loss per share
Basic	$(4.16)	$(8.80)
Diluted	$(4.16)	$(8.80)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2021	2020

Net income loss	$(1,370,192)	$(1,880,972)
Other comprehensive loss:
Shipboard Retirement Plan	98	102
Cash flow hedges:
Net unrealized loss	(73,037)	(305,860)
Amount realized and reclassified into earnings	21,838	21,999
Total other comprehensive loss	(51,101)	(283,759)
Total comprehensive loss	$(1,421,293)	$(2,164,731)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$3,508,033	$3,300,482
Accounts receivable, net	18,581	20,578
Inventories	84,691	82,381
Prepaid expenses and other assets	168,018	154,103
Total current assets	3,779,323	3,557,544
Property and equipment, net	13,401,337	13,411,226
Goodwill	98,134	98,134
Tradenames	500,525	500,525
Other long-term assets	1,194,474	831,888
Total assets	$18,973,793	$18,399,317
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$37,033	$124,885
Accounts payable	92,711	83,136
Accrued expenses and other liabilities	560,186	596,056
Advance ticket sales	1,120,124	1,109,826
Total current liabilities	1,810,054	1,913,903
Long-term debt	12,181,702	11,681,234
Other long-term liabilities	604,776	450,075
Total liabilities	14,596,532	14,045,212
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 490,000,000 shares authorized; 369,932,865 shares issued and outstanding at March 31, 2021 and 315,636,032 shares issued and outstanding at December 31, 2020	370	316
Additional paid-in capital	6,328,120	4,889,355
Accumulated other comprehensive income (loss)	(291,218)	(240,117)
Retained earnings (deficit)	(1,660,011)	(295,449)
Total shareholders' equity	4,377,261	4,354,105
Total liabilities and shareholders' equity	$18,973,793	$18,399,317

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(1,370,192)	$(1,880,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	183,808	195,195
Impairment loss	—	1,607,797
Deferred income taxes, net	6	(6,120)
(Gain) loss on derivatives	(18,687)	13,619
Loss on extinguishment of debt	621,894	—
Provision for bad debts and inventory obsolescence	4,329	8,372
Gain on involuntary conversion of assets	(418)	—
Share-based compensation expense	26,601	32,758
Net foreign currency adjustments	(5,141)	(1,386)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,648)	(23,109)
Inventories	(2,351)	9,258
Prepaid expenses and other assets	(406,813)	145,768
Accounts payable	6,626	258,215
Accrued expenses and other liabilities	35,341	(123,552)
Advance ticket sales	75,634	(288,544)
Net cash used in operating activities	(852,011)	(52,701)
Cash flows from investing activities
Additions to property and equipment, net	(136,350)	(610,155)
Cash paid on settlement of derivatives	(4,642)	(28,606)
Other	2,726	868
Net cash used in investing activities	(138,266)	(637,893)
Cash flows from financing activities
Repayments of long-term debt	(870,396)	(181,530)
Proceeds from long-term debt	1,161,672	2,007,870
Common share issuance proceeds, net	1,558,412	—
Proceeds from employee related plans	1,089	4,100
Net share settlement of restricted share units	(16,043)	(14,975)
Early redemption premium	(611,164)	—
Deferred financing fees and other	(25,742)	(12,993)
Net cash provided by financing activities	1,197,828	1,802,472
Effect of exchange rates on cash and cash equivalents	—	(4,493)
Net increase in cash and cash equivalents	207,551	1,107,385
Cash and cash equivalents at beginning of the period	3,300,482	252,876
Cash and cash equivalents at end of the period	$3,508,033	$1,360,261

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended
		March 31,
		2021	2020

Passengers carried		—	499,729
Passenger Cruise Days		—	4,278,602
Capacity Days		—	4,123,858
Occupancy Percentage			103.8%

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2021
		Constant
	2021	Currency	2020
Total cruise operating expense	$200,855	$199,607	$994,260
Marketing, general and administrative expense	203,195	201,503	270,689
Gross Cruise Cost	404,050	401,110	1,264,949
Less:
Commissions, transportation and other expense	9,033	8,981	332,368
Onboard and other expense	1,259	1,259	74,973
Net Cruise Cost	393,758	390,870	857,608
Less: Fuel expense	42,603	42,603	125,024
Net Cruise Cost Excluding Fuel	351,155	348,267	732,584
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	905	905	666
Non-cash share-based compensation (2)	26,601	26,601	32,758
Adjusted Net Cruise Cost Excluding Fuel	$323,649	$320,761	$699,160

Capacity Days	—	—	4,123,858

Gross Cruise Cost per Capacity Day			$306.74
Net Cruise Cost per Capacity Day			$207.96
Net Cruise Cost Excluding Fuel per Capacity Day			$177.65
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day			$169.54

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2021	2020

Net loss	$(1,370,192)	$(1,880,972)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,003	991
Non-cash share-based compensation (2)	26,601	32,758
Extinguishment and modification of debt (3)	674,019	-
Amortization of intangible assets (4)	-	2,774
Impairment loss (5)	-	1,633,162
Adjusted Net Loss	$(668,569)	$(211,287)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	329,377,207	213,630,798
Diluted loss per share	$(4.16)	$(8.80)
Adjusted EPS	$(2.03)	$(0.99)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are included in interest expense, net.
(4) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(5) Impairment loss consists of goodwill, tradename and property and equipment impairments. The impairments of goodwill and tradenames are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2021	2020

Net loss	$(1,370,192)	$(1,880,972)
Interest expense, net	824,441	68,907
Income tax (benefit) expense	1,728	(6,173)
Depreciation and amortization expense	170,316	198,197
EBITDA	(373,707)	(1,620,041)

Other (income) expense, net (1)	(27,243)	(5,823)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	905	666
Non-cash share-based compensation (3)	26,601	32,758
Impairment loss (4)	-	1,607,797
Adjusted EBITDA	$(373,444)	$15,357

(1) Primarily consists of net gains and losses for fuel swaps not designated as hedges and foreign currency exchange.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Impairment loss consists of goodwill and tradename impairments.